Exhibit 99.1

CONTACT:

Mackenzie Aron, VP Investor Relations

(480) 734-2060

investor@taylormorrison.com

Taylor Morrison Reports Fourth Quarter and Full Year 2023 Results

SCOTTSDALE, Ariz., Feb. 14, 2024—Taylor Morrison Home Corporation (NYSE: TMHC), a leading national land developer and homebuilder, announced results for the fourth quarter and year ended December 31, 2023. Reported net income in the fourth quarter was $173 million, or $1.58 per diluted share while adjusted net income was $223 million, or $2.05 per diluted share. For the full year 2023, reported net income was $769 million, or $6.98 per diluted share, while adjusted net income was $830 million, or $7.54 per diluted share.

Fourth quarter 2023 highlights included the following:

•	Net sales orders increased 30% to 2,361, driven by a monthly absorption pace of 2.4 per community

•	Home closings revenue of $1.9 billion, driven by 3,190 home closings at an average price of $607,000

•	Home closings gross margin of 24.1%

•	72,362 homebuilding lots owned and controlled, representing 6.3 years of total supply, of which 3.0 years was owned

Full year 2023 highlights included the following:

•	Net sales orders increased 14% to 10,830, driven by a monthly absorption pace of 2.8 per community

•	Home closings revenue of $7.2 billion, driven by 11,495 home closings at an average price of $623,000

•	Home closings gross margin of 23.9% and adjusted home closings gross margin of 24.0%

•	Repurchased 2.8 million common shares for $128 million

•	Homebuilding debt-to-capitalization of 26.0% on a gross basis and 16.8% net of $799 million of unrestricted cash

•	Total liquidity of $1.8 billion

“Our team’s strong fourth quarter execution wrapped up another tremendous year for Taylor Morrison. In total, we delivered 11,495 homes to generate $7.2 billion of homebuilding revenue at a healthy adjusted home closings gross margin of 24.0%, driving adjusted earnings of $7.54 per diluted share. Our earnings combined with $889 million of share repurchases over the last four years drove our book value per share to a new high of $49, which was up 15% from a year ago and 53% from two years ago,” said Sheryl Palmer, Taylor Morrison Chairman and CEO.

“While we faced significant headwinds from rising interest rates, economic uncertainty and global unrest, our business displayed the resiliency we have strategically positioned it for following years of intentional growth, transformative M&A integrations, and tireless commitment to streamlining and optimizing our operational abilities. We strongly believe that our diversification across buyer groups ranging from entry-level, move-up and resort lifestyle combined with our emphasis on high-quality community locations are critical differentiators that enhance our bottom-line potential, growth opportunities and risk mitigation throughout housing’s inevitable ebbs and flows as demonstrated with our results through a volatile fourth quarter.”

Palmer continued, “Our top priority as we move ahead is reaccelerating our growth now that we believe that we have firmly established the operational efficiency required for outsized market share gains. In 2024, we expect to deliver at least 12,000 home closings at a home closings gross margin of 23.0% to 23.5%, followed by approximately 10% closings growth in 2025 and thereafter. Our $1.8 billion land investment in 2023 was focused on supporting these growth aspirations, and with one of the strongest balance sheets in our company’s history, we are well positioned to continue investing with an accretive, disciplined approach in 2024 with an initial planned land spend in the range of $2.3 billion to $2.5 billion. In addition to driving growth in the years ahead, we also expect to repurchase approximately $300 million of common stock in 2024, further enhancing our shareholder returns.”

Business Highlights (All comparisons are of the current quarter to the prior-year period, unless indicated.)

Homebuilding

•	Home closings revenue declined 19% to $1.9 billion, driven by a 16% decrease in home closings to 3,190 and a 3% decrease in average closing price to $607,000.

•

Home closings gross margin increased 60 basis points year over year to 24.1%. In the fourth quarter of 2022, home closings gross margin included an inventory impairment of $25 million. Excluding this charge, the adjusted home closings gross margin in the fourth quarter of 2022 was 24.5%. There was no similar charge taken in the fourth quarter of 2023.

•

Net sales orders increased 30% to 2,361, driven by a 29% increase in the monthly absorption pace to 2.4 per community and a 1% increase in ending community count to 327. Average net sales order price increased 9% to $629,000.

•

SG&A as a percentage of home closings revenue increased 240 basis points to 9.7% from the record low of 7.3% a year ago. The reduced leverage was primarily due to lower home closings revenue, higher performance-based compensation expense and external broker commissions.

•	Cancellations equaled 11.6% of gross orders, down from 24.4% a year ago. This was consistent with historic norms.

•	Backlog at quarter end was 5,289 homes with a sales value of $3.6 billion. Backlog customer deposits averaged approximately $62,000, or 9%, per home.

Land Portfolio

•

Homebuilding land acquisition and development spend totaled $537 million in the fourth quarter, up from $373 million a year ago. Development-related spend accounted for 42% of the fourth quarter total versus 64% a year ago.

•

To provide greater clarity into our lot position and improve comparability to some of our peers, we adjusted our methodology for calculating owned and controlled lots as of December 31, 2023. Specific to owned lots, we have excluded lots that have begun vertical construction. Those lots are defined separately as homes in inventory. With regard to controlled lots, we have expanded our definition to include those lots under contract with an earnest money deposit that have not yet been formally approved by our investment committee to offer a more complete look at our lot pipeline. All presented periods have been recast under the new methodology.

•	Homebuilding lot supply was 72,362 owned and controlled homesites, down from 74,787 a year ago and 74,794 lots two years ago.

•	Controlled homebuilding lots as a share of total lot supply was 53%, up from 51% a year ago and 49% two years ago.

•

Based on trailing twelve-month home closings, total homebuilding lots represented 6.3 years of total supply, of which 3.0 years was owned. This compared to 5.9 years of total supply and 2.9 years of owned supply at year-end 2022 and 5.5 years of total supply and 2.8 years of owned supply at year-end 2021.

Financial Services

•	The mortgage capture rate increased to 86%, up from 78% a year ago.

•	Borrowers had an average credit score of 751 and debt-to-income ratio of 40%.

Balance Sheet

•

At quarter end, total liquidity was approximately $1.8 billion, including $799 million of unrestricted cash and $1.1 billion of total capacity on the Company’s revolving credit facilities, which were undrawn outside of normal letters of credit.

•

The gross homebuilding debt-to-capital ratio was 26.0%, down from 32.0% a year ago. Including $799 million of unrestricted cash on hand, the net homebuilding debt-to-capital ratio was 16.8%, down from 24.0% a year ago.

•

The Company repurchased 2.8 million shares for $128 million in 2023, including approximately 500,000 shares for $24 million in the fourth quarter. At quarter end, the Company had $494 million remaining on its share repurchase authorization.

Business Outlook

First Quarter 2024

•	Home closings are expected to be approximately 2,700

•	Average closing price is expected to be around $600,000

•	Home closings gross margin is expected to be between 23.0% to 23.5%

•	Ending active community count is expected to be between 320 to 325

•	Effective tax rate is expected to be approximately 25%

•	Diluted share count is expected to be approximately 108 million

Full Year 2024

•	Home closings are expected to be at least 12,000

•	Average closing price is expected to be around $600,000

•	Home closings gross margin is expected to be between 23.0% to 23.5%

•	Ending active community count is expected to be between 320 to 325

•	SG&A as a percentage of home closings revenue is expected to be in the high-9% range

•	Effective tax rate is expected to be approximately 25%

•	Diluted share count is expected to be approximately 109 million

•	Land and development spend is expected to be between $2.3 billion to $2.5 billion

Quarterly Financial Comparison

(Dollars in thousands)	Q4 2023	Q4 2022	Q4 2023 vs. Q4 2022
Total Revenue	$2,019,865	$2,492,126	(19.0)%
Home Closings Revenue	$1,937,632	$2,378,167	(18.5)%
Home Closings Gross Margin	$466,980	$558,457	(16.4)%
	24.1%	23.5%	60 bps increase
Adjusted Home Closings Gross Margin	$466,980	$583,327	(19.9)%
	24.1%	24.5%	40 bps decrease
SG&A	$188,212	$173,357	8.6%
% of Home Closings Revenue	9.7%	7.3%	240 bps increase

Annual Financial Comparison

(Dollars in thousands)	2023	2022	2023 vs. 2022
Total Revenue	$7,417,831	$8,224,917	(9.8)%
Home Closings Revenue	$7,158,857	$7,889,371	(9.3)%
Home Closings Gross Margin	$1,707,456	$1,984,913	(14.0)%
	23.9%	25.2%	130 bps decrease
Adjusted Home Closings Gross Margin	$1,719,247	$2,009,783	(14.5)%
	24.0%	25.5%	150 bps decrease
SG&A	$698,707	$643,212	8.6%
% of Home Closings Revenue	9.8%	8.2%	160 bps increase

Earnings Conference Call Webcast

A public webcast to discuss the Company’s earnings will be held later today at 8:30 a.m. ET. A live audio webcast of the conference call will be available on Taylor Morrison’s website at www.taylormorrison.com on the Investor Relations portion of the site under the Events & Presentations tab. For call participants, the dial-in number is (833) 470-1428 and conference ID is 791610. The call will be recorded and available for replay on the Company’s website.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up and resort lifestyle homebuyers and renters under our family of brands—including Taylor Morrison, Esplanade, Darling Homes Collection by Taylor Morrison and Yardly. From 2016-2024, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our strong commitment to sustainability, our communities, and our team is highlighted in our latest Environmental, Social, and Governance (ESG) Report on our website.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words ““anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “will,” “can,” “could,” “might,” “should” and similar expressions identify forward-looking statements, including statements related to expected financial, operating and performance results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: inflation or deflation; changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; the seasonality of our business; the physical impacts of climate change and the increased focus by third-parties on sustainability issues; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial lender relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to instability in the banking system; risks associated with civil unrest, acts of terrorism, threats to national security, the conflicts in Eastern Europe and the Middle East and other geopolitical events; the scale and scope of current and future public health events, including pandemics and epidemics; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations (also known as a government shutdown), and financial markets’ and businesses’ reactions to any such failure; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the risks associated with maintaining effective internal controls over financial reporting; provisions in our charter and bylaws that may delay or prevent an acquisition by a third party; and our ability to effectively manage our expanded operations.

In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K and our subsequent quarterly reports filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Home closings revenue, net	$1,937,632	$2,378,167	$7,158,857	$7,889,371
Land closings revenue	29,532	14,419	60,971	81,070
Financial services revenue	43,204	37,072	160,312	135,491
Amenity and other revenue	9,497	62,468	37,691	118,985

Total revenue	2,019,865	2,492,126	7,417,831	8,224,917
Cost of home closings	1,470,652	1,819,710	5,451,401	5,904,458
Cost of land closings	24,598	13,505	55,218	63,644
Financial services expenses	23,372	17,868	93,990	83,960
Amenity and other expenses	9,139	41,225	34,149	80,489

Total cost of revenue	1,527,761	1,892,308	5,634,758	6,132,551
Gross margin	492,104	599,818	1,783,073	2,092,366
Sales, commissions and other marketing costs	113,543	118,124	418,134	398,074
General and administrative expenses	74,669	55,232	280,573	245,138
Net (income)/loss from unconsolidated entities	(1,708)	11,198	(8,757)	14,184
Interest (income)/expense, net	(564)	3,851	(12,577)	17,674
Other expense, net	80,884	43,218	87,567	38,497
Loss/(gain) on extinguishment of debt, net	26	(334)	295	(13,876)

Income before income taxes	225,254	368,529	1,017,838	1,392,675
Income tax provision	52,092	93,128	248,097	336,428

Net income before allocation to non-controlling interests	173,162	275,401	769,741	1,056,247
Net income attributable to non-controlling interests	(577)	(70)	(812)	(3,447)

Net income	$172,585	$275,331	$768,929	$1,052,800

Earnings per common share
Basic	$1.61	$2.54	$7.09	$9.16
Diluted	$1.58	$2.51	$6.98	$9.06
Weighted average number of shares of common stock:
Basic	107,227	108,277	108,424	114,982
Diluted	108,969	109,643	110,145	116,221

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$798,568	$724,488
Restricted cash	8,531	2,147

Total cash	807,099	726,635
Owned inventory	5,473,828	5,346,905
Consolidated real estate not owned	71,618	23,971

Total real estate inventory	5,545,446	5,370,876
Land deposits	203,217	263,356
Mortgage loans held for sale	193,344	346,364
Lease right of use assets	75,203	90,446
Prepaid expenses and other assets, net	290,925	265,392
Other receivables, net	184,518	191,504
Investments in unconsolidated entities	346,192	282,900
Deferred tax assets, net	67,825	67,656
Property and equipment, net	295,121	202,398
Goodwill	663,197	663,197

Total assets	$8,672,087	$8,470,724

Liabilities
Accounts payable	$263,481	$269,761
Accrued expenses and other liabilities	549,074	490,253
Lease liabilities	84,999	100,174
Customer deposits	326,087	412,092
Estimated development liabilities	27,440	43,753
Senior notes, net	1,468,695	1,816,303
Loans payable and other borrowings	394,943	361,486
Revolving credit facility borrowings	—	—
Mortgage warehouse borrowings	153,464	306,072
Liabilities attributable to consolidated real estate not owned	71,618	23,971

Total liabilities	$3,339,801	$3,823,865
Stockholders’ Equity
Total stockholders’ equity	5,332,286	4,646,859

Total liabilities and stockholders’ equity	$8,672,087	$8,470,724

Homes Closed and Home Closings Revenue, Net:

	Three Months Ended December 31,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2023	2022	Change	2023	2022	Change	2023	2022	Change
East	1,252	1,612	(22.3)%	$712,461	$916,509	(22.3)%	$569	$569	0.0%
Central	767	1,082	(29.1)%	436,080	667,040	(34.6)%	569	616	(7.6)%
West	1,171	1,103	6.2%	789,091	794,618	(0.7)%	674	720	(6.4)%

Total	3,190	3,797	(16.0)%	$1,937,632	$2,378,167	(18.5)%	$607	$626	(3.0)%

	Twelve Months Ended December 31,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2023	2022	Change	2023	2022	Change	2023	2022	Change
East	4,480	4,764	(6.0)%	$2,619,322	$2,673,951	(2.0)%	$585	$561	4.3%
Central	3,143	3,359	(6.4)%	1,935,500	2,014,869	(3.9)%	616	600	2.7%
West	3,872	4,524	(14.4)%	2,604,035	3,200,551	(18.6)%	673	707	(4.8)%

Total	11,495	12,647	(9.1)%	$7,158,857	$7,889,371	(9.3)%	$623	$624	(0.2)%

Net Sales Orders:

	Three Months Ended December 31,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2023	2022	Change	2023	2022	Change	2023	2022	Change
East	902	939	(3.9)%	$579,540	$527,898	9.8%	$643	$562	14.4%
Central	602	310	94.2%	339,973	184,422	84.3%	565	595	(5.0)%
West	857	561	52.8%	565,747	334,113	69.3%	660	596	10.7%

Total	2,361	1,810	30.4%	$1,485,260	$1,046,433	41.9%	$629	$578	8.8%

	Twelve Months Ended December 31,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2023	2022	Change	2023	2022	Change	2023	2022	Change
East	3,968	4,128	(3.9)%	$2,366,528	$2,504,696	(5.5)%	$596	$607	(1.8)%
Central	2,725	2,289	19.0%	1,588,169	1,478,528	7.4%	583	646	(9.8)%
West	4,137	3,070	34.8%	2,784,803	2,212,999	25.8%	673	721	(6.7)%

Total	10,830	9,487	14.2%	$6,739,500	$6,196,223	8.8%	$622	$653	(4.7)%

Sales Order Backlog:

	As of December 31,
	Sold Homes in Backlog			Sales Value			Average Selling Price
(Dollars in thousands)	2023	2022	Change	2023	2022	Change	2023	2022	Change
East	2,071	2,583	(19.8)%	$1,480,268	$1,733,062	(14.6)%	$715	$671	6.6%
Central	1,299	1,717	(24.3)%	864,162	1,211,493	(28.7)%	665	706	(5.8)%
West	1,919	1,654	16.0%	1,300,200	1,119,432	16.1%	678	677	0.1%

Total	5,289	5,954	(11.2)%	$3,644,630	$4,063,987	(10.3)%	$689	$683	0.9%

Ending Active Selling Communities:

	As of		Change
	December 31, 2023	December 31, 2022
East	108	106	1.9%
Central	93	104	(10.6)%
West	126	114	10.5%

Total	327	324	0.9%

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we provide our investors with supplemental information relating to: (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin; (iv) EBITDA and adjusted EBITDA and (v) net homebuilding debt to capitalization ratio.

Adjusted net income, adjusted earnings per common share and adjusted income before income taxes and related margin are non-GAAP financial measures that reflect the net income/(loss) available to the Company excluding, to the extent applicable in a given period, the impact of inventory impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges, gains/losses on land transfers to joint ventures, extinguishment of debt, net, and legal settlements that the Company deems not to be in the ordinary course of business and in the case of adjusted net income and adjusted earnings per common share, the tax impact due to such items. EBITDA and Adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude, as applicable, interest expense/(income), net, amortization of capitalized interest, income taxes, depreciation and amortization (EBITDA), non-cash compensation expense, if any, inventory impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges, gains/losses on land transfers to joint ventures, extinguishment of debt, net and legal settlements that the Company deems not to be in the ordinary course of business. Net homebuilding debt to capitalization ratio is a non-GAAP financial measure we calculate by dividing (i) total debt, plus unamortized debt issuance cost/(premium), net, and less mortgage warehouse borrowings, net of unrestricted cash and cash equivalents (“net homebuilding debt”), by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity). Adjusted home closings gross margin is a non-GAAP financial measure based on GAAP home closings gross margin (which is inclusive of capitalized interest), excluding inventory impairment charges.

Beginning with the fourth quarter of 2023, we are excluding the impact of legal settlements that the Company deems not to be in the ordinary course of business from our calculation of Adjusted Net Income and Adjusted EBITDA, as we believe such legal settlements are not characteristic of our underlying operating performance. The Company believes the exclusion of such amounts is useful to investors as it assists in the comparison of our operational performance across different periods. While all previously reported periods have been conformed to the new definition, we determined that no further adjustments to prior periods were necessary under the new definition.

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our regions, and to set targets for performance-based compensation. We also use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage and to evaluate our performance against other companies in the homebuilding industry. In the future, we may include additional adjustments in the above-described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that adjusted net income, adjusted earnings per common share, adjusted income before income taxes and related margin, as well as EBITDA and adjusted EBITDA, are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metrics assist both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason. We believe that adjusted home closings gross margin is useful to investors because it allows investors to evaluate the performance of our homebuilding operations without the varying effects of items or transactions we do not believe are characteristic of our ongoing operations or performance.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

A reconciliation of (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin; (iv) EBITDA and adjusted EBITDA and (v) net homebuilding debt to capitalization ratio to the comparable GAAP measures is presented below.

Adjusted Net Income and Adjusted Earnings Per Common Share

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands, except per share data)	2023	2022	2023	2022
Net income	$172,585	$275,331	$768,929	$1,052,800
Legal settlements(1)	64,665	—	64,665	—
Inventory impairments (2)	—	24,870	11,791	24,870
Impairment of investment in unconsolidated entities(3)	—	11,186	—	14,714
Pre-acquisition abandonment charges(1)	1,176	24,903	4,235	33,240
Gain on land transfers to joint ventures(1)	—	—	—	(14,508)
Loss/(gain) on extinguishment of debt, net(4)	26	(334)	295	(13,876)
Tax impact due to above non-GAAP reconciling items	(15,216)	(14,726)	(19,737)	(10,654)

Adjusted net income	$223,236	$321,230	$830,178	$1,086,586

Basic weighted average number of shares	107,227	108,277	108,424	114,982
Adjusted earnings per common share - Basic	$2.08	$2.97	$7.66	$9.45
Diluted weighted average number of shares	108,969	109,643	110,145	116,221
Adjusted earnings per common share - Diluted	$2.05	$2.93	$7.54	$9.35

Adjusted Income Before Income Taxes and Related Margin

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2023	2022	2023	2022
Income before income taxes	$225,254	$368,529	$1,017,838	$1,392,675
Legal settlements(1)	64,665	—	64,665	—
Inventory impairments(2)	—	24,870	11,791	24,870
Impairment of investment in unconsolidated entities(3)	—	11,186	—	14,714
Pre-acquisition abandonment charges(1)	1,176	24,903	4,235	33,240
Gain on land transfers to joint ventures(1)	—	—	—	(14,508)
Loss/(gain) on extinguishment of debt, net(4)	26	(334)	295	(13,876)

Adjusted income before income taxes	$291,121	$429,154	$1,098,824	$1,437,115

Total revenue	$2,019,865	$2,492,126	$7,417,831	$8,224,917
Income before income taxes margin	11.2%	14.8%	13.7%	16.9%
Adjusted income before income taxes margin	14.4%	17.2%	14.8%	17.5%

Adjusted Home Closings Gross Margin

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2023	2022	2023	2022
Home closings revenue	$1,937,632	$2,378,167	$7,158,857	$7,889,371
Cost of home closings	1,470,652	1,819,710	5,451,401	5,904,458

Home closings gross margin	$466,980	$558,457	$1,707,456	$1,984,913
Inventory impairment charges(2)	—	24,870	11,791	24,870

Adjusted home closings gross margin	$466,980	$583,327	$1,719,247	$2,009,783

Home closings gross margin as a percentage of home closings revenue	24.1%	23.5%	23.9%	25.2%
Adjusted home closings gross margin as a percentage of home closings revenue	24.1%	24.5%	24.0%	25.5%

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2023	2022	2023	2022
Net income before allocation to non-controlling interests	$173,162	$275,401	$769,741	$1,056,247
Interest (income)/expense, net	(564)	3,851	(12,577)	17,674
Amortization of capitalized interest	37,491	40,836	134,870	138,460
Income tax provision	52,092	93,128	248,097	336,428
Depreciation and amortization	2,918	2,710	8,976	7,565

EBITDA	$265,099	$415,926	$1,149,107	$1,556,374
Legal settlements(1)	64,665	—	64,665	—
Non-cash compensation expense	7,589	9,427	26,095	26,901
Inventory impairments(2)	—	24,870	11,791	24,870
Impairment of investment in unconsolidated entities(3)	—	11,186	—	14,714
Pre-acquisition abandonment charges(1)	1,176	24,903	4,235	33,240
Gain on land transfers to joint ventures(1)	—	—	—	(14,508)
Loss/(gain) on extinguishment of debt, net(4)	26	(334)	295	(13,876)

Adjusted EBITDA	$338,555	$485,978	$1,256,188	$1,627,715

Total revenue	$2,019,865	$2,492,126	$7,417,831	$8,224,917
Net income before allocation to non-controlling interests as a percentage of total revenue	8.6%	11.1%	10.4%	12.8%
EBITDA as a percentage of total revenue	13.1%	16.7%	15.5%	18.9%
Adjusted EBITDA as a percentage of total revenue	16.8%	19.5%	16.9%	19.8%

Debt to Capitalization Ratios Reconciliation

(Dollars in thousands)	As of December 31, 2023	As of September 30, 2023	As of December 31, 2022
Total debt	$2,017,102	$1,992,077	$2,483,861
Plus: unamortized debt issuance cost, net	8,375	8,815	10,767
Less: mortgage warehouse borrowings	(153,464)	(191,645)	(306,072)

Total homebuilding debt	$1,872,013	$1,809,247	$2,188,556
Total equity	5,332,286	5,175,110	4,646,859

Total capitalization	$7,204,299	$6,984,357	$6,835,415

Total homebuilding debt to capitalization ratio	26.0%	25.9%	32.0%

Total homebuilding debt	$1,872,013	$1,809,247	$2,188,556
Less: cash and cash equivalents	(798,568)	(613,811)	(724,488)

Net homebuilding debt	$1,073,445	$1,195,436	$1,464,068
Total equity	5,332,286	5,175,110	4,646,859

Total capitalization	$6,405,731	$6,370,546	$6,110,927

Net homebuilding debt to capitalization ratio	16.8%	18.8%	24.0%

1)	Included in Other expense, net on the Consolidated Statement of Operations
2)	Included in Cost of home closings on the Consolidated Statement of Operations
3)	Included in Net (income)/loss from unconsolidated entities on the Consolidated Statement of Operations
4)	Included in Loss/(gain) on extinguishment of debt, net on the Consolidated Statement of Operations